July 2, 2007

Dear Customer:

As a valued customer of Penn Telecom, Inc., I wanted to personally inform you that today North Pittsburgh Systems (NASDQ: NPSI), our parent company, has announced plans to merge with Consolidated Communications (NASDAQ: CNSL).  This combination will create a stronger communications provider to residential and business customers.  Specifically, this transaction is about better meeting your needs and enabling North Pittsburgh and Consolidated to achieve our full potential.  I invite you to read the attached press release on our companies’ websites, both of which provide additional details about this transaction.

North Pittsburgh and Consolidated have a rich history.  Both companies share a commitment to and a common vision for the industry and our customers.  Through this combination, North Pittsburgh and Consolidated will have the features of the largest carriers, boasting in excess of 300,000 access lines and 73,000 DSL subscribers.  Additionally, we will be positioned to more rapidly deploy new broadband  service offerings.  The combined company will have a presence in Pennsylvania, Illinois and Texas, allowing us to capitalize on service opportunities for customers in these areas while maintaining the strong commitment to excellent service that you – our loyal customers – have come to expect.

As a result of the combined company’s expanded resources, we will be able to offer customers enhanced services, including Consolidated’s proven digital TV product.  Consolidated is the industry leader in providing competitive digital TV services among companies our size and have been providing these services for more than two years.  We are very excited about this transaction and the opportunities that lie ahead.

The transaction is expected to close in the fourth quarter of 2007 or first quarter of 2008.  Until then, both companies will remain separate companies, and it will be business as usual.  All service contracts will be honored and your day-to-day contacts will remain the same.

Providing you with the highest quality telecommunications products and services has been, and remains, integral to our business.  We are committed to keeping you up to date on developments as we make progress towards completing this transaction.  In the interim, if you have any questions or wish to discuss this further, please feel free to contact your regular company representative.

Our number one priority will, as always, be maintaining customer satisfaction through closing and beyond.  We appreciate your continued confidence in our company.

Sincerely,

Harry R. Brown
Chief Executive Officer
North Pittsburgh Systems

Prospectus/Proxy Statement
This material is not a substitute for the prospectus/proxy statement Consolidated Communications Holdings, Inc and North Pittsburgh Systems, Inc. will file with the Securities and Exchange Commission. Investors are urged to read the prospectus/proxy statement, which will contain important information, including detailed risk factors, when it becomes available. The prospectus/proxy statement and other documents which will be filed by Consolidated Communications Holdings, Inc. and North Pittsburgh Systems, Inc. with the Securities and Exchange Commission will be available free of charge at the SEC's website, www.sec.gov, or by directing a request when such a filing is made to Consolidated Communications, 121 South 17th Street, Mattoon, IL 61938, Attention: Investor Relations; or to North Pittsburgh Systems, Inc., 4008 Gibsonia Road, Gibsonia, Pennsylvania 15044, Attention: Investor Relations. The final prospectus/proxy statement will be mailed to shareholders of North Pittsburgh Systems, Inc.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Proxy Solicitation
Consolidated Communications Holdings, Inc and North Pittsburgh Systems, Inc., and certain of their respective directors, executive officers and other members of management and employees are participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of Consolidated Communications Holdings, Inc. is set forth in the proxy statement for Consolidated Communications Holdings, Inc.’s 2007 annual meeting of shareholders. Information about the directors and executive officers of North Pittsburgh Systems, Inc. is set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the prospectus/proxy statement for such proposed transactions when it becomes available.